Exhibit 10.2

THIS CONVERTIBLE promissory note (this “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE promissory note

$[___________]	_______, 2016

FOR VALUE RECEIVED, Brown Technical Media Corp. (the “Company”), a Texas Corporation, promises to pay to __________________________ (the “Holder”), the principal amount of ____________ Dollars ($___________).

This Note is one of a series of substantially identical notes in the aggregate principal amount of up to $75,000 issuable by the Company (collectively the “Notes”). The Notes are otherwise being issued on the terms set forth in the “Terms of Convertible Promissory Note Offering” distributed by the Company on or about _______, 2016. Each of the Notes shall rank on a parity with the other Notes in right of payment. All payments made by the Company with respect to any of the Notes shall be made pro rata to the holders of all of the Notes in accordance with the respective principal amounts outstanding thereunder.

Unless this Note is earlier converted pursuant to Article 2, the principal amount of this Note and all accrued and unpaid interest hereon shall be payable in full on December 31, 2016.

This Note shall bear interest at the rate of 10% per annum, compounded annually.

This Note is subject to the following provisions, terms and conditions:

Article 1
PREPAYMENT

Section 1.1           Prepayment. This Note may be prepaid by the Company in whole or in part.

Article 2
CONVERSION

Section 2.1           Optional Conversion upon Qualified Equity Financing. If, at any time while this Note shall be outstanding, the Company shall conclude a future equity financing where at least $500,000 in new cash (i.e., not including amounts converted under the Notes) is raised from accredited investors (a “Qualified Financing”), the entire unpaid principal amount of and accrued interest on this Note shall be eligible to be converted into shares of the equity security issued by the Company in a Qualified Financing at a price per share equal to 75% of the price per share paid by the purchasers of the security issued in the Qualified Financing and otherwise on the same terms as the security issued in the Qualified Financing. The Holder shall give written notice to the Company prior to the initial closing of the Qualified Financing as to whether the Holder elects that this Note convert into the securities issued in the Qualified Financing and the amount that the Holder wishes to convert.

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Section 2.2           Optional Conversion upon Other Equity Financing. If, at any time while this Note shall be outstanding, the Company shall conclude an equity financing that is not a Qualified Financing (each, a “Non-Qualified Financing”), the Holder, at the Holder’s sole option, may elect in writing to convert all the outstanding principal of and accrued interest on this Note into the shares of equity securities issued in connection with the Non-Qualified Financing (the “Non-Qualified Financing Securities”) at a price per share equal to 75% of the price per share paid by the purchasers of the security issued in the Non-Qualified Financing. The Non-Qualified Financing Securities shall otherwise be issued on the same terms and conditions that apply to the Non-Qualified Financing.

Section 2.3           Surrender of Note; Issuance of Stock Certificates. As promptly as practicable after the conversion of this Note as provided in Sections 2.1 through 2.2 above, the Holder shall surrender this Note to the Company for cancellation, whereupon the Company shall, as applicable, issue and deliver to the Holder, in the name of the Holder, a certificate or certificates for the number of shares issuable upon the conversion of this Note as set forth in Sections 2.1 or 2.2.

Section 2.4           Notice by the Company. The Company shall notify the Holder of a Qualified Financing or Non-Qualified Financing, as applicable, in writing at least 10 days prior to the initial closing of such event.

Section 2.5           No Fractional Shares. If conversion to this Note would result in the issuance of a fractional share, the amount payable under this Note that therefore cannot be applied to the purchase of the shares purchasable upon conversion shall be paid to the holder in cash.

Article 3
COVENANTS

Section 3.1           Negative Covenants. The Company hereby agrees that, as long as this Note shall remain outstanding, the Company shall not take any of the following actions without the consent of the holders of at least a majority of the outstanding principal amount of the Notes (the “Requisite Holders”):

(a)               The Company shall not incur additional indebtedness for borrowed money in excess of $100,000, except for (i) any indebtedness already existing as of the date hereof, and (ii) the indebtedness under the Notes.

(b)               The Company shall not enter into any agreement that would impair, interfere with or conflict with the Company’s obligations hereunder.

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(c)               The Company shall not sell, lease, transfer or otherwise dispose of (including, without limitation, through licensing or partnering arrangements) any material assets of the Company, other than in the ordinary course of business.

(d)               The Company shall not declare or pay any dividends or make any distributions of cash, property or securities of the Company with respect to any shares of its common stock, preferred stock or any other class or series of its stock, or, directly or indirectly (except for repurchases of common stock by the Company in accordance with the terms of employee benefit plans or written agreement between the Company and any of its employees approved by the Board of Directors of the Company), redeem, purchase, or otherwise acquire for any consideration any shares of its common stock or any other class of its stock.

Article 4
REMEDIES OF HOLDER IN EVENT OF DEFAULT

Section 4.1           Events of Default Defined. Any of the following that shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) shall constitute an event of default (each an “Event of Default”):

(a)               any default occurs in the payment of any principal of or accrued interest on this Note when due and such failure continues uncured for at least 10 days after written notice thereof is received by the Company from the Requisite Holders; or

(b)               the Company shall fail to perform or observe any covenant or agreement set forth in this Note in any material respect and such failure continues uncured for at least 30 days after written notice thereof is received by the Company from the Requisite Holders; or

(c)               if an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or if the Company shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if the Company shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property; or

(d)               if any case, proceeding or other action against the Company shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of the Company or for all or a substantial part of its properties shall be appointed; or if a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of the Company; and if, in each such case, such condition shall continue for a period of 90 days undismissed, undischarged or unbonded.

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Section 4.2           Remedies. When any Event of Default described in Section 4.1 has occurred, then the Requisite Holders may, by notice in writing sent by registered or certified mail to the Company, declare the entire principal amount and all interest accrued and unpaid on this Note to be, and this Note and all other Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. No course of dealing on the part of the holder of this Note or the Requisite Holders nor any delay or failure on the part of the holder of this Note or the Requisite Holders to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder’s rights, powers and remedies. The holder of this Note shall not, absent the approval of the Requisite Holders, be entitled to invoke the acceleration remedy set forth in this Section 4.2.

Article 5

AMENDMENTS, WAIVERS AND CONSENTS

Section 5.1           Amendment and Waiver. Any provision of the Notes, including this Note, may be amended, modified or supplemented, and waiver or consents to departures from the provisions of the Notes may be given, if the Company and the Requisite Holders consent thereto. Such consent may be effected by any available legal means, including without limitation at a special or regular meeting, by written consent or otherwise. Notwithstanding anything to the contrary set forth herein, any provision of this Note may also be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, the result of which shall not materially or adversely affect any other holder of the Notes, upon the written agreement of the Company and the holder of this Note.

Section 5.2           Effect of Amendment or Waiver. Any amendment, modification, supplement or waiver effected in accordance with Section 5.1 shall apply to and be binding upon the holder of this Note, upon each future holder of this Note and upon the Company, whether or not this Note shall have been marked to indicate such amendment, modification, supplement or waiver. No such amendment, modification, supplement or waiver shall extend to or affect any obligation not expressly amended, modified, supplemented or waived or impair any right consequent thereon.

Article 6
TRANSFER, ETC.

Section 6.1           Instruments of Transfer. This Note, if presented or surrendered for exchange or transfer, shall, if so required by the Company, be accompanied by a written instrument or instruments of transfer and investment representations, in form satisfactory to the Company, duly executed by the registered holder.

Section 6.2           Loss, Theft, etc. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Note, and in the case of such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of this Note, the Company shall make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. At the discretion of the Company, the Company may accept in lieu of a bond of indemnity, the affidavit of the holder that sets forth the fact of loss, theft or destruction and of his or her ownership of this Note at the time of such loss, theft or destruction as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

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Section 6.3           Person Deemed Owner. Prior to due presentation of this Note for registration of transfer, the Company may deem and treat the person in whose name this Note shall be issued as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal thereof and interest due thereon and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Article 7
MISCELLANEOUS

Section 7.1           Section and Other Headings. The section and other headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

Section 7.2           Notice. All notices given hereunder shall be in writing, shall be sent in accordance with Section 10(a) of the Subscription Agreement entered into by the Holder relating to the purchase of this Note.

Section 7.3           Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by a duly authorized officer as of the day and year first above written.

BROWN TECHNICAL MEDIA CORP.

By: /s/ Noah Davis

      Noah Davis

      President and Chief Executive Officer

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